Exhibit 2.2

AMENDMENT NO. 1
to
EQUITY PURCHASE AGREEMENT
by and among:
Omnicell, Inc.,
a Delaware corporation;
and
Charles Miller,
as the Sellers’ Representative
_____________________________________________
Dated October 1, 2020
_____________________________________________

Amendment No. 1 to Equity Purchase Agreement
This Amendment No. 1 to Equity Purchase Agreement (this “Amendment”) is made and entered into on October 1, 2020 by and among: Omnicell, Inc., a Delaware corporation (“Purchaser”); and Charles Miller as the Sellers’ Representative (the “Sellers’ Representative”). Capitalized terms used in this Amendment but not otherwise defined in this Amendment have the meanings given such terms in the EPA (as defined below).
Recitals
A.    The Parties have previously entered into that certain Equity Purchase Agreement dated August 11, 2020 (the “EPA”); and
B.    Each Seller has, pursuant to Section 12.1(a) of the EPA, irrevocably nominated, constituted and appointed the Sellers’ Representative as the agent and true and lawful attorney-in-fact of such Seller, with full power of substitution, to act in the name, place and stead of such Seller for purposes of executing any documents and taking, or refraining from taking, any actions that the Sellers’ Representative may, in the Sellers’ Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with the EPA and any other agreement, document or instrument referred to in or contemplated by the EPA and any transaction contemplated under the EPA or any such other agreement, document or instrument.
C.    Each Seller has, pursuant to Section 12.1(b) of the EPA, granted to the Sellers’ Representative the absolute and unrestricted right, power and authority to execute, deliver, acknowledge, certify and file on behalf of such Seller (in the name of any or all of the Sellers or otherwise) any or all documents that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 12.1(a) of the EPA, including amending the EPA pursuant to Section 12.15 of the EPA.
D.    Section 12.15 of the EPA provides that the EPA may be amended by means of a written instrument duly executed and delivered on behalf of Purchaser and the Sellers’ Representative (acting exclusively for and on behalf of all of the Sellers).
E.    The Sellers’ Representative, acting exclusively for and on behalf of all of the Sellers, has determined, in his discretion, that it is desirable and appropriate to amend the EPA as provided in this Amendment.
Agreement
Now, therefor, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the

Sellers’ Representative (acting exclusively for and on behalf of all of the Sellers) and the Purchaser agree as follows:
1.Amendment to List of Exhibits and Schedules. The List of Exhibits and Schedules following the Table of Contents of the EPA is hereby amended by adding the following reference to Exhibit N immediately following the reference to Exhibit M:
Exhibit N        Pre-Closing Cash Distributions
2.Amendment to Section 1.4(a). Section 1.4 (a) of the EPA is hereby amended and restated to read in its entirety as follows:
(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1001 Page Mill Rd., Building 1, Palo Alto, CA 94304, on a date to be designated by Purchaser, which shall be no earlier than October 1, 2020 and no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 8 and 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such time and date as the Parties may designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to have occurred at 12:01 a.m. U.S. Pacific Time on the Closing Date.
3.Amendment to Section 6.14. Section 6.14 of the EPA is hereby amended and restated to read in its entirety as follows:
6.14 Spin-Off. (a) On a date that is no more than six Business Days prior to the Closing Date, the Sellers and the Company shall cause PSG to enter into and effect the transactions described in the Divisional Merger Agreement, which transactions shall be the divisional merger of PSG into two surviving entities, which will be PSG (which, as of and after the completion of such divisional merger, will be referred to as “SpinCo” in this Agreement) and 340B OpCo and (b) on the calendar day immediately preceding the Closing Date, the Sellers shall cause the Company and Blocker and their respective Affiliates to enter into and effect the transactions described in the other Spin-Off Agreements, all of which transactions described in the foregoing clauses “(a)” and “(b)” shall be completed prior to the Closing. The intended federal income tax treatment of the transactions comprising the Spin-Off is described in Section 8(d) of the Reorganization Agreement in the form attached hereto as Exhibit G-1.

Following the completion of the transactions contemplated under the Spin-Off Agreements, SpinCo will become wholly owned by the Class A Holder.
4.Amendment to Section 6.18. Section 6.18 of the EPA is hereby amended and restated to read in its entirety as follows:
6.18. Sublease Agreement. Promptly following the date of this Agreement, Purchaser and the Company shall, and shall cause their Affiliates to, negotiate in good faith to reach agreement on a sublease agreement (the “Sublease Agreement”) by 340B OpCo, as the sublessor, to SpinCo, as the sublessee, substantially in the form attached hereto as Exhibit M. Promptly following Purchaser’s and the Company’s reaching agreement on the final form of the Sublease Agreement, Purchaser shall, and the Company shall cause PSG to, collectively with the other party, approach the Landlord to obtain the Landlord’s consent to the Sublease Agreement. The Sellers shall pay to Purchaser, on the Closing Date, a one-time payment of $600,000 in connection with the Sublease Agreement in order to offset a portion of the costs incurred by 340B OpCo in agreeing to reduce the total area of the Subleased Premises (as such term is defined in the Sublease Agreement), though the Parties agree that the obligation to make such payment shall be satisfied at Closing by treating such amount as a Transaction Expense.
5.Amendment to Section 7. Section 7 of the EPA is hereby amended by adding the following Section 7.6 immediately following Section 7.5 of the EPA:
7.6. Certain Pre-Closing Cash Distributions. The Company shall cause each amount set forth under the heading “Consolidated Pre-Close Wires by Shareholder” in Exhibit N to be wired in immediately available funds to the Seller or Blocker set forth opposite thereto on the Business Day prior to the Closing Date; provided, that, if there is a failure in causing any such amount to be wired to the applicable Seller prior to the Closing Date, the Class A Holder shall cause such amount to be wired in immediately available funds to such Seller as soon as practicable following the Closing until such amount shall have been successfully wired to the applicable Seller; provided, however, that in no event shall the amount set forth next to Blocker be wired to Blocker later than the Business Day prior to the Closing Date.
6.Amendment to Section 12.1(b)(iv). Section 12.1(b)(iv) of the EPA is hereby amended so that the amount $4,000,000 is replaced with the amount $3,400,000.
7.Amendment to Definition of Subleasing Expenses. The definition of “Subleasing Expenses” set forth in Exhibit A to the EPA is hereby amended and restated to read in its entirety as follows:

“Subleasing Expenses” means all costs, expenses and fees payable to Landlord for the review and approval of (a) the transactions contemplated by this Agreement for purposes of maintaining the effectiveness of the Lease Agreement following the Closing as required by this Agreement and (b) the Sublease Agreement.
8.Amendment to Exhibit H-1 to EPA.
a.Item 11 of Exhibit A to Exhibit H-1 to the EPA is hereby amended and restated to read in its entirety as follows:

#	Service	Description of Service	End Date	Fee
11	Software Licenses & Data Subscriptions
Continued access to data and functionality of software under the licenses provided by the following licensors: First Databank, Inc., Clinical Drug Information, LLC (successor-in-interest to Wolters Kluwer Health, Inc.), National Council for Prescription Drugs, DynaTrace, Zscaler, Level3 Communications Century Link, Progress Software Corporation/Telerik, Freshbooks, LinkedIn Sales Navigator, PilotFish, GetFeedback, CDW Direct/Adobe, Thycotic Secret Server, Calendy, and New Lens (Newberry & Assoc.).[1]
			Expiration of Existing License (except with respect to the license provided by Clinical Drug Information, LLC, for which the End Date shall be January 31, 2021)	See Exhibit B

b.Exhibit A to Exhibit H-1 to the EPA is hereby amended to add the following additional Service (as defined in the 340B Transition Services Agreement):

#	Service	Description of Service	End Date	Fee
	Temporary office amenities	The following office amenities in connection with Recipient’s access to Suite 230 of the Building (as defined in the Sublease Agreement): (i) network access (either via LAN or wifi); and (ii) generally-available office amenities (janitorial services, coffee/tea, cups, copy paper, copy machine use, recycling and trash services, cable TV access, etc.).	12/31/2020	No charge
1 Internet for building to follow lease.

9.Amendment to Exhibit H-2 to EPA. Exhibit A to Exhibit H-2 to the EPA is hereby amended to add the following additional Service (as defined in the PSG Transition Services Agreement):

#	Service	Description of Service	End Date	Fee
	Domain	Continued access to and use of the domain ‘psgconsults.com’ in connection with the conduct of Recipient’s business and the implementation, maintenance, and use of Recipient’s information technology infrastructure.	9/30/2022	No charge

10.Amendment to Exhibit M of the EPA. Exhibit M of the EPA is hereby amended and restated to read in its entirety as Exhibit M to this Amendment.
11.Addition of Exhibit N to the EPA. The EPA is hereby amended by adding the attached Exhibit N to this Amendment as Exhibit N to the EPA.
12.Counterparts and Exchanges by Electronic Transmission. This Amendment may be executed in several counterparts (including by means of electronic transmission in portable document format (pdf)), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
13.Miscellaneous. Except to the extent any provisions of the EPA are expressly amended by this Amendment, all terms and conditions of the EPA shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the EPA, the provisions of this Amendment shall prevail and control. On and after the date hereof, each reference in the EPA to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the EPA as amended by this Amendment. No reference to this Amendment needs be made in any instrument or document at any time referring to the EPA and a reference to the EPA in any such instrument or document shall be deemed to be a reference to the EPA as amended by this Amendment. Sections 12.10 and 12.14 through 12.16 of the EPA shall apply to this Amendment mutatis mutandis.

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The Parties have caused this Amendment to be executed and delivered as of the date first written above.
PURCHASER:

Omnicell, Inc., a Delaware corporation
By:            /s/ Peter J. Kuipers

Name:        Peter J. Kuipers

Title:    Executive Vice President and Chief
Financial Officer

[Signature Page to Amendment No. 1 to Equity Purchase Agreement]

The Parties have caused this Amendment to be executed and delivered as of the date first written above.
SELLERS’ REPRESENTATIVE:
/s/ Charles Miller
Charles Miller (solely in his capacity as Sellers’ Representative, acting exclusively on behalf of all Sellers)
[Signature Page to Amendment No. 1 to Equity Purchase Agreement]